Exhibit 10.18
License Agreement
This License Agreement, made and entered into as of March 16, 2020 (“Agreement”), is by and between Prime Medicine, Inc., a Delaware corporation, having a place of business located at One Main Street, 13th Floor, Cambridge, MA 02142(“Licensee”) and MIL 21E, LLC a Delaware limited liability company having a place of business located at 21 Erie Street, Cambridge, MA 02139 (“Licensor”).
RECITALS
WHEREAS, Licensor, or its affiliate, has leased certain space located at 21 Erie Street, Cambridge, MA 02139 (the “Building”) through a lease agreement (the “Lease”) between Licensor and BMR-21 Erie Street, LLC (“Landlord”); and
WHEREAS, Licensee desires to use certain space and services, as set forth below, for research and development, laboratory research and office use, and Licensor desires to grant a license to Licensee for such use.
For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties agree as follows:
1.    License.
(a)    License Description. Licensor grants to Licensee the following (A) and (B), of which shall constitute the Licensee’s license (the “License”), solely to, (i) use as office, and laboratory space consistent with current zoning for the Building and all applicable laws; (ii) conduct Licensee’s business; and (iii) collaborate with Licensor’s staff and other licensees in accordance with this Agreement: (A) a non-transferable, non-assignable license (except as expressly set forth herein), (i) use Innovation Suite 2, more specifically identified in the blue-shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Innovation Suite 2”); (ii) use Innovation Suite 4, more specifically identified in the blue-shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Innovation Suite 4”); (iii) use ten (10) dedicated desks in Shared Office, more specifically identified in the blue- shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Dedicated Desks”); (iv) use the Mini-Suite more specifically identified in the blue-shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Mini- Suite”); and (v) use a one- person private office, more specifically identified in the blue-shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Private Office”) and (B) a non-transferable, non-exclusive, non-assignable license to use any common areas (“Shared Premises”), subject to Licensor’s reasonable rules and restrictions; provided, however, in the event of a conflict between any such rules and regulations and this Agreement, this Agreement shall control. The Innovation Suite 2, Innovation Suite 4, Dedicated Desks, Mini-Suite, Private Office, and Shared Premises are collectively the “Licensed Premises.” The parties acknowledge in all events during the Term (as hereinafter defined) of this Agreement, the Shared Premises shall include access to those conference room spaces, kitchen, snack, showers, and wellness room that exist as of the date of this Agreement, subject to Licensor and

Landlord’s reasonable rules and regulations and modifications to said spaces which shall be within Licensor’s sole discretion. Subject to the deliver requirements set forth in Section 2(a) below, Licensee shall accept the Licensed Premises and Shared Premises in their “as-is” conditions and Licensor shall have no obligation to alter, repair or otherwise prepare the Licensed Premises for Licensee’s use or to pay for, or provide any, improvements to the Licensed Premises except as expressly provided herein. Licensee shall not use the Licensed Premises or Shared Premises for any use other than the foregoing, including but not limited to medical care or human clinical trials, without first obtaining written permission from Licensor, which Licensor may withhold in its sole discretion.
(b)    Scope of License. The License shall not include access to any additional office or laboratory space in the Building. Licensee understands and agrees that other licensee(s) may jointly occupy portions of the Building, including but not limited to the Shared Premises. Licensee agrees to cooperate and coordinate with any other licensee(s) that occupies portions of the Building and that, other than the Innovation Suite 2, Innovation Suite 4, Mini-Suite and the private office, use of any other portion of the Building shall not be exclusive to Licensee. Sections 10, 11 and 13 below shall apply to any and all Claims (as defined below) arising out of, or in connection with, any other licensee(s), persons or entities using or occupying the Building.
(c)    Occupants. The License shall only grant Licensee, and no more than eleven (11) of Licensee’s members, employees or agents (collectively, “Occupants”), access to the Licensed Premises and Shared Premises; provided, however, that Licensor may grant access to additional Occupants (“Additional Occupants”) as set forth in Section 3 below.
2.    Term and Termination.
(a)    Term. Unless terminated earlier in accordance with this Section 2, the term of this Agreement as it relates to Innovation Suite 2 and two (2) Dedicated Desks (“Partial Dedicated Desks”) shall commence on March 15, 2020 (“Innovation Suite 2 and Partial Dedicated Desks Term Commencement Date”) and expire on March 31, 2022 (“Innovation Suite 2 and Partial Dedicated Desks Expiration Date”). Under no circumstance shall Licensor be liable to Licensee for failure to provide access to the Innovation Suite 2 and Partial Dedicated Desks or Shared Premises on or before March 15, 2020; provided, however, that if Licensor is unable to provide Licensee access to the Innovation Suite 2 and Partial Dedicated Desks on or before March 15, 2020, the Innovation Suite 2 and Partial Dedicated Desks Term Commencement Date and Expiration Date shall be extended by the number of days Licensor is unable to provide access to Innovation Suite 2 and Partial Dedicated Desks.
Unless terminated earlier in accordance with this Section 2, the term of this Agreement as it relates to Innovation Suite 4, Mini-Suite, Private Office and the remaining eight (8) Dedicated Desks (“Remainder of Dedicated Desks”) shall commence on April 1, 2020 (“Innovation Suite 4, Mini-Suite, Private Office and Remainder of Dedicated Desks Term Commencement Date”) and expire on

March 31, 2022 (“Innovation Suite 4, Mini-Suite, Private Office and Remainder of Dedicated Desks Expiration Date”). Under no circumstance shall Licensor be liable to Licensee for failure to provide access to the Innovation Suite 4, Mini- Suite, Private Office and Remainder of Dedicated Desks or Shared Premises on or before April 1, 2020; provided, however, that if Licensor is unable to provide Licensee access to the Innovation Suite 4, Mini-Suite, Private Office and Remainder of Dedicated Desks on or before April 1, 2020, the Innovation Suite 4, Mini-Suite, Private Office and Remainder of Dedicated Desks Term Commencement Date and Expiration Date shall be extended by the number of days Licensor is unable to provide access to Innovation Suite 4, Mini-Suite, Private Office and Remainder of Dedicated Desks.
(b)    Termination. Licensor may terminate this Agreement immediately for “Default” by giving written notice to Licensee specifying the cause. “Default” shall include, but is not limited to be deemed as Licensee’s: (i) failure to pay when due any sum of money under this Agreement, and such failure shall continue for a period of five (5) days after written notice from Licensor to Licensee that such payment was not paid when due; (ii) failure to comply with any covenants contained herein or (iii) use of the Licensed Premises or Shared Premises in violation of any rules and procedures promulgated by Licensor or Landlord and to the extent Licensee shall not cure such failure within thirty (30) days after written notice of such failure from Licensor to Licensee; provided, however, that such failure shall not be deemed a Default if such failure could not reasonably be cured during such thirty (30) day period, Licensee has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed forty five (45) days; further provided, however, in the event any Default endangers the health and/or safety of any other Building occupant and/or the Building itself, such failure shall be deemed a Default if Licensee receives notice of the same (which may be oral) and fails to cure within 24 hours, whereas for the avoidance of doubt in such instances Licensor shall have the immediate right to terminate this License following such failure to cure within 24 hours. Upon the occurrence of any of the foregoing, and at any time thereafter, with or without further notice or demand and without limiting Licensor in the exercise of any right or remedy that Licensor may have, Licensor may do any or all of the following by written notice to Licensee or by any lawful means, (A) terminate Licensee’s access to the Licensed Premises, or (B) terminate the License. In either instance, Licensee shall immediately surrender the Licensed Premises to Licensor. In such event, Licensor shall have the immediate right to re-enter and remove all persons and property from the Licensed Premises and Shared Premises, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Licensee, without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Licensor shall elect to so terminate this License, then Licensor shall be entitled to recover from Licensee all direct and indirect damages incurred by Licensor by reason of Licensee’s default, including, but not limited to, recovery of any broker’s fee paid by Licensor in relation to this Agreement and all reasonable attorneys’ fees. Upon termination of this Agreement, the License shall expire and Licensee shall immediately vacate the Licensed Premises and Shared Premises. Under no circumstances shall Licensor or Landlord be liable for any alleged, purported, consequential or indirect damages resulting from Licensor or Landlord terminating this Agreement. Notwithstanding anything to the contrary contained herein, except as expressly set forth in Section 8 and in the event of damages stemming from hold over after termination of this Agreement, in no other case shall Licensee be liable under this Agreement for any lost profits, damage to business or any form of special, indirect, punitive or consequential damages.
After March 31, 2021, Licensee shall have the right to terminate this Agreement provided Licensee gives Licensor written notice of its exercise of its termination right no less than three (3) months prior to requested termination date. By way of clarification, Licensee shall be entitled to provide written notice beginning December 31, 2020 for a termination right effective on or after March 31, 2021. There shall be no termination fee or penalty associated with Licensee’s exercise of its termination right in accordance with this paragraph.
3.    License Fee.
(a)    Base Fee. Licensee shall pay the amount of $19,000.00 for the license fee for Innovation Suite 2 and Partial Dedicated Desks for March 15, 2020 through March 31, 2020, which shall be paid immediately upon execution of this Agreement. Licensee shall pay a monthly license fee equal to $107,500.00 (“License Fee”) for the Licensed Premises, which shall be paid in advance on or before the first day of each and every month during the Term. Licensee shall pay each License Fee payment by electronic payment to Licensor. The License Fee shall be subject to a three percent (3%) increase upon each anniversary of the License Agreement.
(b)    Late Fee. If any payment of the License Fee, or any other payment due under this Agreement, is not received by Licensor, or when otherwise due, Licensee shall pay to Licensor a late payment charge equal to five percent (5%) of the amount of such delinquent payment, in addition to any outstanding License Fee or any other payment due under this Agreement then owing; provided, however, Licensor hereby agrees to waive one such late fee in any twelve (12) month period so long as Licensee shall pay such outstanding amounts within five (5) days of written notice from Licensor to Licensee of such late payment. Licensee shall pay twelve percent (12%) interest per annum on any outstanding License Fee or other payment due under this Agreement that remains unpaid; such interest shall accrue beginning the date such payment is due until the date such payment is actually paid.
(c)    Additional Fees. Licensee may request that Licensor grant access to Additional Occupants provided that Licensee first (i) submits a written request to Licensor requesting Additional Occupants; (ii) Licensee receives written confirmation from Licensor granting access to Additional Occupants (which Licensor may withhold in its sole discretion); and (iii) Licensee pays, in addition to the License Fee, an amount equal to $1,000.00 per month for each Additional Occupant.

Licensee may request that Licensor grant access to Additional Dedicated Desks and/or Office Space provided that Licensee first (i) submits a written request to Licensor requesting Additional Dedicated Desks and/or Office Space ; (ii) Licensee receives written confirmation from Licensor granting access to Additional Dedicated Desks and/or Office Space; and (iii) Licensee pays, in addition to the License Fee, an amount equal to $500.00 per month for each Additional Dedicated Desk and/or an additional amount as determined by the Licensor for Additional Office Space. Licensor shall grant such access in its sole discretion.
(d)    Security Deposit. Licensee shall to pay a Security Deposit equal to $110,725.00 (“Security Deposit”). The purpose of the Security Deposit is to guarantee the full, prompt and faithful performance by Licensee of all of the terms, conditions, covenants, agreements, warranties and provisions of this Agreement to be performed, fulfilled or observed by Licensee hereunder, including but not limited to the payment of the License Fee and other charges. If Licensee breaches any term or condition of this Agreement, beyond applicable notice and cure periods, said Security Deposit or any part thereof may be used to pay any such payment or perform any obligations of the Licensee, and the Licensee shall immediately replace the amount of the Security Deposit so used. Said Security Deposit may be co-mingled with the Licensor’s other funds, need not be kept in a separate account, and Licensor shall not be required to pay interest on same. Licensor shall return the balance of the Security Deposit within thirty (30) days following the end of Term, as extended from time to time. Licensor, from time to time, may transfer the Security Deposit to any mortgagee or any grantee or grantees to be held by such mortgagee, grantee or grantees as the Security Deposit hereunder on the above terms, and upon such transfer to such mortgagee, grantee or grantees, Licensor thereupon shall be relieved from all further liability to the Licensee with respect to the Security Deposit, and Licensee thereafter shall look only to such mortgagee, grantee or grantees for the return of the Security Deposit.
(e)    Initial Payment. Licensee shall pay, immediately upon executing this Agreement, an amount equal to the License Fee for the first month of the Term of this Agreement ($107,500.00), the License Fee for Innovation Suite 2 and Partial Dedicated Desks ($19,000.00) for March 15, 2020 through March 31, 2020), the License Fee for the last month of the Term of this Agreement ($110,725.00), a Security Deposit equal to $110,725.00, and the Parking Fees (as defined below) associated with Licensee’s Parking Spaces (as defined below) as applicable. As such, Licensee shall pay a total of $347,950.00 plus the aforementioned Parking Fees as applicable, on or before the execution of this Agreement.
4.    Service Agreement. Licensor agrees to provide to Licensee, during the entire Term of this Agreement, the services set forth in the Service Agreement attached hereto as Exhibit 2. The License Fee shall cover and include the cost of the services set forth in the Service Agreement and, unless the scope of services requested by Licensee exceed those set forth in the Service Agreement, Licensee shall not be assessed any additional fees for services contained in the Service Agreement. The Service Agreement shall be governed by the terms of this Agreement and if there is any conflict between the covenants and representations contained in this Agreement and the Service Agreement, the terms of this Agreement shall prevail and be binding upon Licensor and Licensee. Licensor shall not be liable for any failure to provide the services set forth in the Service Agreement to the extent such failure is beyond Licensor’s reasonable control. Notwithstanding the foregoing to the contrary, if, due to any gross negligent or willful and wrongful act of Licensor, there is an interruption of one or more services or utilities that Licensor is obligated to perform or deliver under this Agreement, and such interruption of services or utilities renders the Licensed Premises untenantable (meaning that either (x) electric service to the Licensed Premises has been interrupted or (y) any other service or utility to the Licensed Premises is interrupted and Licensee is unable to reasonably use the Licensed Premises for the conduct of Licensee’s business and, as a result thereof, Licensee has in fact ceased use of the Licensed Premises or portion thereof for the conduct of Licensee’s business), and if such interruption shall continue for a period of five (5) consecutive business days after notice thereof from Licensee to Licensor that the Licensed Premises are untenantable as a result thereof, then License Fee, together with Tenant’s payments on account of the Parking Fees and any additional fees related to Additional Occupant(s) shall equitably abate, based upon the degree of interference with Licensee’s ongoing business, commencing on the sixth business day after such notice (and, if less than all of the Licensed Premises are made untenantable, such abatement shall be pro-rated according to the area made untenantable) until such time as such services and/or utilities are restored. Licensor shall use due diligence to cause such restoration of the interruption at the soonest reasonable time. Licensee’s abatement rights herein granted shall be Licensee’s sole and exclusive remedies for any loss or damage arising from any such interruption.
5.    Common Areas. Licensee hereby acknowledges that other licensees and/or occupants are occupying or may in the future occupy other portions of the Building. Licensee’s use of the Licensed Premises, and access to and use of the common areas and any other services in connection with the Licensed Premises or this Agreement, shall be subject to any and all rules and procedures reasonably promulgated by Licensor and/or Landlord and delivered to Licensee from time to time; provided, however, in the event of a conflict between the terms and conditions of those rules and regulations and this Agreement, this Agreement shall control. Licensee’s compliance with such rules and procedures constitutes a material inducement to Licensor’s willingness to enter into this Agreement; any violation thereof shall constitute a material breach of this Agreement.
6.    Parking. During the Term, Licensee shall have a non-exclusive, irrevocable license to use (N/A) unreserved parking spaces (“Licensee’s Parking Spaces”). Licensee shall have no right to elect to reduce its number of Licensee’s Parking Spaces and shall be responsible for the Parking Fees (defined below) for such spaces regardless of whether its Occupants use Licensee’s Parking Spaces. Licensee shall pay, in addition to the License Fee, monthly parking fees equal to the prevailing rates for the Building (“Parking Fees”) and shall pay such Parking Fees to Licensor at the time each License Fee payment is due. Parking fees are subject to change.

7.    Modifications to Licensed Premises. Licensee shall not make any modification to the Licensed Premises without Licensor’s prior written approval, which approval may be withheld or conditioned in Licensor’s sole discretion. Licensee shall bear the cost of any approved modifications to the Licensed Premises completed by or on behalf of the Licensee. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, paid for or installed by Licensee in the Licensed Premises will be and remain the property of Licensee and may be removed by Licensee at any time, provided that Licensee, at its expense, shall repair any damage to the Licensed Premises caused by such removal or by the original installation. Licensee shall remove all of Licensee’s personal property at the expiration of the Term of this Agreement or sooner termination of this Agreement, in which event the removal shall be done at Licensee’s expense and Licensee, prior to the end of the Term of this Agreement or upon sooner termination of this Agreement, shall repair any damage to the Licensed Premises caused by its removal.
8.    Hazardous Materials. Licensee shall strictly comply with all Environmental Laws to the extent such provisions relate to the Licensed Premises during the Term of this Agreement. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by Licensee or Licensee’s Occupants into the air, surface water, sewers, soil or groundwater of any Hazardous Material (defined below) whether within or outside the Licensed Premises, including, without limitation (i) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (ii) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (iv) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (v) Chapter 21E of the General Laws of Massachusetts. Licensee, at its sole cost and expense, shall comply with (a) Environmental Laws, and (b) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the city in which the Building is located, and any insurer of the Building or the Licensed Premises with respect to Licensee’s use, storage and disposal of any Hazardous Materials. Notwithstanding anything in this Agreement to the contrary, Licensee shall have no liability to Licensor or responsibility under this Agreement for any Hazardous Materials in, on, under or about the Licensed Premises that were not released, discharged, stored or introduced by Licensee or its agents. Licensee understands and agrees that Licensor must decontaminate the Licensed Premise prior to Licensee vacating same and therefore Licensee shall fully cooperate with Licensor in the aforementioned decontamination, which may include Licensee ceasing its operations and/or removing personal property prior to the expiration of the Term. The term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material, waste or petroleum derivative which is or becomes regulated by any Environmental Law or which is designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law. Licensee shall follow all of Licensor’s Environmental

Health and Safety (“EH&S”) guidelines and requirements, which may be modified from time to time.
9.    Fire, Other Casualty; Eminent Domain. In the event of a fire or other casualty affecting the Building or the Licensed Premises, or of a taking of all or a part of the Building or Licensed Premises under the power of eminent domain: (i) Licensor shall not have any obligation to repair or restore the Licensed Premises or any alterations or personal property; (ii) Licensee shall be entitled only to a proportionate abatement of the License Fee during the time and to the extent the Licensed Premises are unfit for the purposes permitted under this Agreement and not used by Licensee as a result thereof; (iii) Licensee shall not, by reason thereof, have a right to terminate this Agreement unless the Lease shall be terminated; and (iv) Licensor and Landlord reserve the right to terminate this Agreement in connection with any right granted to either Licensor or Landlord under the Lease whether or not the Licensed Premises is damaged or the subject of a taking. In the event Licensor or Landlord exercises the right to terminate the Lease as the result of any such fire, casualty or taking, (a) Licensor shall provide Licensee with a copy of the relevant termination notice and this Agreement shall terminate on the date upon which the Lease terminates and (b) Licensee shall immediately pay to Licensor all of Licensee’s insurance proceeds relating to all alterations (but not to Licensee’s personal property). Notwithstanding anything to the contrary contained herein, in the event a casualty or condemnation proceeding occurs during the last twelve (12) months of the Term resulting in the destruction or taking of all or a material portion of the Licensed Premises or access thereto, Licensee and Licensor shall each have the right to terminate this Agreement upon thirty (30) days prior written notice to the other, with such notice to be given within thirty (30) days following the casualty or condemnation event.
10.    Limit of Liability. Notwithstanding anything to the contrary contained in this Agreement, Landlord, Licensor, their respective, members, officers, directors, employees, agents, servants, lenders, mortgagees, ground lessors beneficiaries and contractors (collectively, the “Licensor Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Licensee or anyone having claims through or on behalf of Licensee, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building or any other person. Notwithstanding the foregoing provision of this Section, Licensor Parties shall not be released from liability to Licensee for any physical injury to any natural person caused by Licensor Parties’ gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Licensee (or such person) or required by this Agreement to be carried by Licensee; provided that Licensor Parties shall not, under any circumstances, be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business). No Licensor Parties’ shall be held to have any personal liability for satisfaction or any claim or judgment.
11.    Waiver of Claims. Licensee hereby releases and waives any and all claims against the Licensor Parties for injury or damage to person, property or business of every kind,

nature and description, sustained in or about the Building or the Licensed Premises by Licensee or anyone claiming under Licensee, other than by reason of gross negligence or willful misconduct of the Licensor Parties and except in any case which would render this release and waiver void under applicable law.
12.    Insurance. See Insurance Requirements attached hereto as Exhibit 3.
(a)    Subrogation. Licensee and its insurers hereby waive any and all rights of recovery or subrogation against the Licensor Parties with respect to any Claims (as defined below) howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Licensor Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s insurers so permit. Any termination of such a waiver shall be by written notice to Licensor. Licensee, upon obtaining the policies of insurance required or permitted hereunder, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in herein. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify Licensor of such conditions.
(b)    Assumption of Risk. Licensee assumes the risk of damage, and shall be liable for any damage caused to, any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and the Licensor Parties shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.
13.    Indemnification. Except to the extent the same is solely the result of the gross negligence or willful misconduct of Licensor or any of the Licensor Parties, and subject to the waiver of subrogation contained in Section 12 hereof, Licensee shall indemnify, defend (by counsel acceptable to Licensor), release, protect and hold the Licensor Parties harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term, arising out of or related to: (i) the use or occupancy of the Licensed Premises or Shared Premises by Licensee or its Occupants or anyone claiming by, through or under Licensee; (ii) the failure by Licensee or anyone claiming by, through or under Licensee to comply with any term, condition, or covenant of this Agreement or the Lease, including, without limitation, Licensee’s obligation to surrender the Licensed Premises in the condition herein required; (iii) the negligence or willful misconduct of Licensee, its agents or anyone claiming by, through or under Licensee; (iv) the existence of Hazardous Materials on, under or about the Licensed Premises to the extent caused, stored, released, discharged or introduced by Licensee or its agents; (v) the death of or injury to any person or damage to any property in the Licensed Premises; or (vi) the death of or injury to any person or damage to any property on or about the Building to the extent caused by the negligence, recklessness or willful misconduct of Licensee or its agents.
14.    Assignment.
(a)    No Assignment. Licensee shall not assign, encumber or transfer this Agreement, or any part of it, or its right or interest in it, without Licensor’s prior written approval. Licensee shall not in any way obstruct or interfere with the rights of other licensees, occupants or users of the Building, nor shall it permit its employees, representatives, or contractors to do so. Licensor may assign this Agreement.
(b)    Prohibited Transfers. Notwithstanding any other provision contained in this Agreement to the contrary, Licensee shall not knowingly, after reasonable inquiry, transfer or permit the transfer of any legal or beneficial interest in Licensee to, or assign, sublicense or otherwise transfer all or any portion of its interest under this Agreement or in all or any portion of the Licensed Premises to, or enter into any sublicense or other use or occupancy agreement to, any:
i.    Person (or any Person whose operations are directed or controlled by a Person) that has been convicted of or has pleaded guilty in a criminal proceeding to a felony or that is an ongoing target of a grand jury investigation convened pursuant to applicable statutes concerning organized crime;
ii.    Person organized in or controlled from a country, the activities with respect to which are regulated or controlled pursuant to the following laws and the regulations or executive orders promulgated thereunder: (A) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (B) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended; or (C) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. §2405W, as amended; or
iii.    Person with whom Landlord or Licensor is restricted from doing business under either (A)    Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001 (as amended or supplemented from time to time, the “Executive Order”), or (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756; as amended, from time to time, the “Patriot Act”), or (C) the regulations of the United Stated Department of the Treasury Office of Foreign Assets Control (including, without limitation, those Persons named on the list of “Specially Designated Nationals and Blocked Persons” as modified from time to time), or other governmental action; or

iv.    Affiliate of any of the Persons described in the preceding paragraphs (i), (ii) or (iii).
As used herein, “Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits; “Affiliate” shall mean, with respect to any Person, (i) in the case of any such Person which is an Entity, any partner, shareholder, member or other owner of such Entity, provided that such partner, shareholder, member or other owner owns more than fifty percent (50%) of the Equity Interests of such Entity, and (ii) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or with respect to one or more of the Persons referred to in the preceding clause (i); “Equity Interest” shall mean with respect to any Entity, (i) the legal (other than as a nominee) or beneficial ownership of outstanding voting or non-voting stock of such Entity if such Entity is a business corporation, a real estate investment trust or a similar entity, (ii) the legal (other than as a nominee) or beneficial ownership of any partnership, membership or other voting or non-voting ownership interest in a partnership, joint venture, limited liability company or similar entity, (iii) a legal (other than as a nominee) or beneficial voting or non-voting interest in a trust if such Entity is a trust and (iv) any other voting or nonvoting interest that is the functional equivalent of any of the foregoing; “Parent” shall mean, with respect to any Subsidiary, any Person which owns directly or indirectly through one or more Subsidiaries the entire Equity Interest in such Subsidiary; and “Subsidiary” shall mean, with respect to any Parent, any Entity in which a Person owns, directly or indirectly through one or more Subsidiaries, the entire Equity Interest in such Subsidiary.
15.    Miscellaneous.
(a)    Investment Right.    [INTENTIONALLY OMITTED]
(b)    Attorneys’ Fees. In the event of any litigation or arbitration between Licensee and Licensor, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.
(c)    Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(d)    Captions. All captions and headings in this Agreement are for the purposes of reference and convenience and shall not limit or expand the provisions of this Agreement.
(e)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.
(f)    Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties concerning the Licensed Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Licensed Premises, both oral and written. No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Licensor and Licensee.
(g)    Notices. Any notice required or permitted under this Agreement shall be effective if in writing and delivered to the other party at the following address.

MIL 21E, LLC	PRIME MEDICINE, INC.
21 Erie Street	One Main Street, 13th Floor
Cambridge, MA 02139	Cambridge, MA 02142
Attn: Amrit Chaudhuri	Attn: John Evans
(h)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Licensee hereby consents to the personal jurisdiction and venue of any state or federal court located in Suffolk County Massachusetts, and any successor court, and the service or process by any means authorized by such court.
(i)    Exhibits. All exhibits and any schedules or riders attached to this Agreement are incorporated herein by this reference and made a part hereof, and any reference in the body of the Agreement or in the exhibits, schedules or riders to the Agreement shall mean this Agreement, together with all exhibits, schedules and riders.
(j)    Waiver of Trial by Jury. LICENSEE AND LICENSOR HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE WITH ANY LICENSOR OR LICENSEE PARTIES, AS APPLICABLE, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PREMISES. NOTHING CONTAINED IN THIS SECTION SHALL BE CONSTRUED AS A WAIVER BY LICENSOR OR LANDLORD OF ANY OF ITS RIGHTS TO TRIAL BY JURY IN CONNECTION WITH THE LEASE OR THIS AGREEMENT FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.
(k)    Successors and Assigns. Subject to the provisions of this Agreement relating to assignment and subletting, this Agreement shall be binding upon, and shall inure to the benefit of the parties’ respective representatives, successors and assigns.

(l)    Relationship of Parties. Nothing in this Agreement shall be deemed to create any joint venture or principal-agent relationship or partnership between any of the parties hereto, and no party is authorized to, and no party shall, act toward third parties or the public in any manner that would indicate any such relationship.
(m)    Access. Landlord and Licensor reserve the right to enter the Licensed Premises upon reasonable prior written or oral notice to Licensee (except that in case of emergency no notice shall be necessary) in order to inspect the Licensed Premises and/or the performance by Licensee of the terms of this Agreement or to exercise Licensor’s rights or perform Licensor’s obligations hereunder. Licensee shall have access to the Licensed Premises and the Shared Premises seven (7) days a week, twenty-four (24) hours a day, and except in instances of an emergency. The foregoing shall be subject to the Lease and any applicable Building rules and regulations.
LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT RIGHTS UNDER THIS AGREEMENT ONLY CONSTITUTE A LICENSE FOR USE OF THE LICENSED PREMISES AND DO NOT INVOLVE THE GRANT OF ANY INTEREST IN REAL ESTATE. LICENSEE SPECIFICALLY DISCLAIMS ANY RIGHTS TO SUMMARY PROCESS AND, PROVIDED THAT LICENSOR COMPLIES WITH ALL OBLIGATIONS (INCLUDING WITHOUT LIMITATION NOTICE AND CURE REQUIREMENTS) HEREUNDER, EXPLICITLY PERMITS LICENSOR TO USE SELF- HELP REMEDIES PROVIDED THAT SUCH SELF-HELP REMEDIES DO NOT BREACH THE PEACE AND ARE ALLOWABLE UNDER APPLICABLE LAW.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Agreement as of the day and year first above written.

MIL 21 E, LLC,		PRIME MEDICINE, INC.,

/s/ Amrit Chaudhuri		/s/ John Evans
By:	Amrit Chaudhuri	By:	John Evans
Title:	CEO	Title:
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